Exhibit 10.1

CONFIDENTIAL-SPECIAL HANDLING

April 29, 2010

George Riedel

1 Meadowbrook Road

Weston, MA 02493

Dear George:

As we discussed, we are pleased to confirm your position as Chief Strategy Officer and President—Business Units of Nortel (the “Position”), and your compensation arrangements in connection with your Position. This letter (the “Agreement”) amends, restates and supersedes your employment agreement with Nortel Networks Inc. (“NNI”) dated January 27, 2006 and the supplemental agreement dated June 12, 2008 (together, the “Original Agreement”), and the Original Agreement shall cease to be effective as of the date hereof. (NNI, Nortel Networks Corporation (“NNC”) and/or Nortel Networks Limited (“NNL”) and/or, where applicable, any subsidiary thereof, are collectively referred to herein as “Nortel.”)

Implementation of the following elements has been approved by the NNI Principal Officer and Ernst & Young Inc. as the Monitor appointed under the Companies’ Creditors Arrangement Act (the “Canadian Monitor”) in consultation with the Unsecured Creditors Committee and the Ad Hoc Bondholder group (together with any respective successors, the “Group”), but such elements remain subject to approval by the United States Bankruptcy Court for the District of Delaware and any other courts as might be required from time to time: (i) acceleration of any payment under the Nortel Networks Corporation Key Executive Incentive Plan and (ii) the Special Incentive Bonus described below.

As Chief Strategy Officer and President—Business Units, you will report directly to the Board of Directors of NNL (the “Board”), the Canadian Monitor and the NNI Principal Officer.

All dollar amounts contained in this Agreement are expressed in U.S. dollars.

Base Salary

Effective April 12, 2010, your base salary will be increased to $50,000 per month (or $600,000 calculated on a per annum basis) and paid to you bi-weekly.

Incentive Plan

You will continue to participate in the Nortel Networks Limited Annual Incentive Plan (“AIP”) on the terms and conditions specified in the AIP and with an annual target award of 100% of your base annual salary.

Employment Relationship

You will be employed by NNI. You understand and agree that (i) the compensation described herein will be paid to you by NNI and (ii) your employment with NNI will be terminated by NNI on (but not prior to, other than for Cause (as defined below)) January 1, 2011 (the “Termination Date”); provided that you and the NNI Principal Officer and the Canadian Monitor, in consultation with the Group, may elect to continue your employment with NNI beyond the Termination Date and during any such continuation period (the end of such continuation period, the “Extended Termination Date”) you shall be entitled to receive the base salary and AIP described above, prorated for any periods less than a full year.

Your principal place of business will be in Billerica, Massachusetts; provided that it is understood that you may be required to work at other business locations as a result of your Position or as may otherwise be reasonably requested by the Board, the NNI Principal Officer or the Canadian Monitor.

Special Incentive Bonus

Subject to your continued employment with NNI until the Termination Date (or the Extended Termination Date, if applicable), you will be eligible to receive a special incentive bonus of up to $3.47 million (the “Special Incentive Bonus”) as follows:

(a)

A performance bonus of $600,000 upon the occurrence of (i) the closing of a sale of all or substantially all of Nortel’s IP assets[1] or (ii) the substantial implementation of the “IP Co” business strategy, as determined by the NNI Principal Officer and the Canadian Monitor in consultation with the Group; and

(b)	A performance bonus (the “Monetization Value Bonus”) of up to $2.87 million based upon the total IP monetization value realized by Nortel for Nortel’s IP assets determined as described in Exhibit A to this Agreement (it being understood that you and the NNI Principal Officer and the Canadian Monitor, in consultation with the Group, shall agree upon the terms pursuant to which such realization shall be calculated in circumstances other than a sale of such assets, and in the event of a sale or sales of such assets, such realization shall be based on gross sales proceeds actually received by Nortel).

Provided that the applicable conditions in (a) and (b) have been satisfied, payment of any portion of the Special Incentive Bonus shall be made on or after January 1, 2011 but no later than March 15, 2012. In the event that such conditions are not satisfied prior to March 15, 2012, you will forfeit any unpaid portion of the Special Incentive Bonus at that time. NNI’s termination of your employment with NNI other than for Cause on or after the Termination Date (including, but not limited to, on the Extended Termination Date) will not affect your eligibility to receive the Special Incentive Bonus on the terms described above including, but not limited to, satisfaction of the applicable performance conditions set forth above no later than March 15, 2012.

1 The “IP Assets” shall be those assets described in the Lazard memorandum dated as of April 2010.

2009 Key Executive Incentive Plan

By no later than June 30, 2010, you will receive an accelerated payment of any award under the 2009 Nortel Networks Corporation Key Executive Incentive Plan not yet paid to you at that time.

Benefits

As an employee of NNI based in Billerica, Massachusetts, you will be eligible to participate in employee benefit plans in accordance with the terms of those plans.

All of those benefit plans, programs and policies are periodically reviewed and changes, including enhancements, reductions or terminations, may result to them as currently described.

You will continue to accrue five weeks of vacation per annum and vacation will accrue monthly at a rate of 2.08 days per whole or partial month of employment, all in accordance with NNI’s vacation policy.

Upon execution of this Agreement, you agree to forfeit, and have no right to, any benefit pursuant to the Nortel Enhanced Severance Allowance Plan or any other right in connection with a claim for severance under any other severance plan, agreement or arrangement.

Recoupment of Incentive Based Compensation

It is not anticipated in the normal course of events that you will have to re-pay NNI for any incentive based compensation payments received during your employment tenure with Nortel. However, you will continue to be subject to Nortel’s Policy Regarding Recoupment of Incentive Compensation.

Termination of Employment

Notwithstanding anything in this Agreement to the contrary, if NNI terminates your employment for Cause (as defined below), or you terminate employment with NNI for any reason, you shall forfeit the right to receive any unpaid portion of the Special Incentive Bonus. For purposes of this Agreement, “Cause” shall mean your:

(a)	conviction (including any pleas of guilty or nolo contendere) of a criminal offence or felony that involves fraud in connection with the performance by you of the duties of your employment with NNI or moral turpitude;

(b)	willful and continual failure to substantially perform the duties of your employment with NNI (other than any such failure due to your physical or mental illness), after a written demand for substantial performance has been delivered to you by the NNI Principal Officer (in consultation with the Group), the Canadian Monitor, or the Board, and a reasonable opportunity to cure has been given to you by NNI Principal Officer (in consultation with the Group), the Canadian Monitor, or the Board;

(c)

material violation of any written agreement between you and NNI not to disclose any confidential or proprietary information of Nortel or confidential or proprietary information of a third person in respect of which Nortel is under a written confidentiality obligation to such third party of which you has received prior notice;

(d)	fraud or willful and serious misconduct in connection with the performance of the your duties for NNI, which, in the case of any such misconduct, has caused direct material injury to Nortel; or

(e)	dismissal for just cause (including but not limited to a dismissal for performance related reasons or for misconduct) in accordance with applicable law.

Reporting Insider

You will continue to be designated a Reporting Insider and Section 16 officer under applicable Canadian and U.S. securities regulations.

Tax Conflict Review Program

As a board appointed officer, you will continue to be required to participate in Nortel’s Executive Tax Conflict Review Program. Under the terms of this program, your personal income tax return will be prepared and/or reviewed by our designated tax provider.

Executive Travel Services

You will continue to be eligible for executive travel reservation services while in the Position. This service is accessible by a dedicated travel telephone #ESN 830-4698, externally (613) 274-4698.

Senior Executive Duties

As a senior executive of Nortel, you are expected to perform your responsibilities at an exemplar level while displaying the highest standards. Accordingly, during your employment you are expected, by way of example, to:

(a)	faithfully and diligently perform your duties and exercise your powers consistent with your position as may from time to time be assigned to or vested in you by Nortel, the NNI Principal Officer, the Canadian Monitor or the Boards of Directors of NNC and NNL (the “Nortel Boards”);

(b)	comply with all reasonable and lawful requests made by Nortel or the Nortel Boards;

(c)	use your best endeavors to promote and protect and extend the business, reputation, welfare and the interests of Nortel;

(d)	be familiar with and act in a manner consistent with Nortel’s Code of Business Conduct;

(e)	be familiar with and comply with Nortel policies and procedures relevant to your role or your actions as an employee; and

(f)	report to the Nortel Boards any matters of concern that come to your attention, it being your duty to report any acts of misconduct, dishonesty, breach of company rules or breach of any of the rules of any relevant regulatory bodies committed, contemplated or discussed by any Nortel employee or a third party. Nortel will keep confidential whatever is reported save as required by law or a court or authority of competent jurisdiction or on a strict “need to know basis.”

Indemnification

Nortel will indemnify you and hold you harmless for all acts and omissions to act during your employment to the maximum extent provided under the applicable charter and by-laws of Nortel and applicable law. Nortel will advance all costs of indemnification during any proceeding provided that you undertake to refund those advances of it is finally determined that you were not entitled to indemnification. Nortel will insure you, for all periods during your employment and thereafter during which you may be subject to any liability for your acts or omissions to act while employed, under any contract of officers and directors liability insurance in effect for other senior executives of Nortel.

Intellectual Property and Conflict of Interest Agreements

You acknowledge that you continue to be bound by the terms of Nortel’s Intellectual Property Agreement and Conflict of Interest Agreement, which have been previously signed by you.

Code of Business Conduct

Nortel’s Code of Business Conduct is extremely important. As an industry leader and innovator, we have always strived to take a lead in setting out ethical guidelines for our employees, which we consider essential to the long-term success of Nortel. These guidelines are contained within the Code of Business Conduct. By signing this Agreement, you will continue to be required to comply with the Code of Business Conduct and Nortel’s policies and procedures.

Section 409A of the U.S. Internal Revenue Code

All benefits and payments to be made to you hereunder will be provided or paid to you in compliance with all applicable provisions of section 409A of the U.S. Internal Revenue Code of 1986 as amended, and the regulations issued thereunder, and the rulings, notices and other guidance issued by the U.S. Internal Revenue Service (the “Section 409A Rules”), to the extent applicable. It is intended that compensation under this Agreement will be distributed within two and one half months after the last day of your taxable year in which it is no longer subject to a “substantial risk of forfeiture.” The parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, the Section 409A Rules in connection with the benefits and payments to be provided to you hereunder. Notwithstanding any of the foregoing to the contrary, Nortel and its officers, directors, employees and agents do not guarantee that this Agreement complies with the Section 409A Rules and none of the foregoing shall have any liability for the failure of this Agreement to comply with the Section 409A Rules.

For the avoidance of doubt, nothing in this Agreement shall constitute or give rise to the assumption or rejection of the Agreement or the Original Agreement for purposes of Section 365 of the United States Bankruptcy Code or otherwise limit or affect the rights of NNI or its subsidiaries in connection their on-going bankruptcy proceedings.

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Sincerely,

NORTEL NETWORKS INC.

/s/ John Ray
John Ray NNI Principal Officer

Accepted this 29th day of April, 2010

/s/ George Riedel
George Riedel